Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables
Form S-8
(Form Type)
RedHill Biopharma Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.01 per share (1)	457(h)	2,000,000,000	$0.0027	$5,400,000	0.0001531	$826.74
		Total Offering Amounts				-
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$826.74

(1)
Deposited as American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby, par value NIS 0.01 per share (“Ordinary Shares”), of Redhill Biopharma Ltd. (the “Company”) are registered on a separate registration statement on Form F-6 (File No. 333-268713). Each ADS represents ten thousand (10,000) Ordinary Shares.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional Ordinary Shares that become issuable under the Redhill Biopharma Ltd. Amended and Restated Award Plan (2010), as amended by reason of any stock dividend, stock split, or other similar transaction.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based on the average of the high and low prices of the Company’s ADSs reported on the NASDAQ Capital Market on March 20, 2025.